AMENDMENTS TO THE
                                     BY-LAWS
                                       OF
                              Fab Industries, Inc.
                            (a Delaware Corporation)


         Pursuant to Article IX of the Amended and Restated By-laws of Fab Industries, Inc. (the "By-laws"), the By-laws are hereby amended as follows:

         Section 1 of Article II is hereby amended to read in its entirety as follows:

         "Section 1. Annual Meetings. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as properly may come before such meeting shall be held at such date and time as the Board of Directors, in its discretion, may determine, which date and time may subsequently be changed at any time, subject to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by vote of the Board of Directors."

         Sections 1, 7 and 8 of Article IV are hereby amended to read in their entirety as follows:

         "Section 1. Number. The officers of the Company shall be a Chairman of the Board of Directors, one or more Presidents, a Vice Chairman, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers, including one or more Assistant Secretaries or one or more Assistant Treasurers, as the Board may appoint. The same person may hold any two or more of such offices."

         "Section 7. The Chairman of the Board. The Chairman of the Board shall be the chief executive officer of the Company; he shall preside at all meetings of the directors and stockholders; he shall have the management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. Except as the Board of Directors may otherwise direct and except as otherwise expressly provided in these by-laws or by law, the Chairman of the Board shall execute any action on behalf of the Company as may from time to time be taken by the Board of Directors."

         "Section 8. The Presidents. The President or if there be more than one, then the Presidents shall be the chief operating officers of the Company; in the absence or disability of the Chairman of the Board, both Presidents shall perform the duties and exercise the powers of the Chairman of the Board; and each President shall perform such other duties as are assigned to him from time to time by the Chairman of the Board or the Board of Directors."


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         A Section 8A is hereby added to Article IV of the By-Laws as follows:

         "Section 8A. The Vice Chairman. The Vice Chairman shall be a senior executive officer of the Company and shall be appointed by the Board of Directors. The Vice Chairman shall perform such other duties as are assigned to him from time to time by the Chairman of the Board or the Board of Directors."

         In all other respects, the By-laws shall remain unchanged.